Exhibit 99.1

Press Release

AUSTIN, December 18, 2008/ American Achievement Group Holding Corp., AAC Group Holding Corp. and American Achievement Corporation (collectively, the “Company”) announced preliminary estimated operating results of American Achievement Corporation for the first quarter ended November 29, 2008.

The Company also announced that American Achievement Group Holding Corp. received proceeds in connection with the previously announced termination of the Stock Purchase Agreement relating to the Company's acquisition by Herff Jones, Inc. that, after considering transaction related costs incurred by the Company, amounted to net proceeds of approximately $25.0 million. The foregoing proceeds were received after completion of the Company's first quarter 2009 and will not be reflected in the first quarter 2009 operating results of American Achievement Group Holding Corp.

The following table presents preliminary estimated information regarding American Achievement Corporation’s net sales, operating loss, EBITDA (earnings before interest, taxes, depreciation and amortization), and Adjusted EBITDA (as described below) from continuing operations for the three months ended November 29, 2008 and November 24, 2007:

	American Achievement Corporation (in millions)
	Three Months Ended
	November 29, 2008	November 24, 2007

Net sales	$ 47.2 – $ 51.2	$51.9
Operating loss from continuing operations	(2.6) – (2.0)	(2.7)
EBITDA from continuing operations (a)(c)	3.3 – 3.8	2.5
Adjusted EBITDA from continuing operations (b)(c)	5.3 – 5.8	5.8

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(a)	EBITDA from continuing operations represents operating loss from continuing operations plus depreciation and amortization.

(b)
Adjusted EBITDA from continuing operations represents EBITDA from continuing operations plus the following adjustments: (i) annual management fees and expenses incurred pursuant to the management agreement entered into in connection with the March 2004 acquisition of the Company; (ii) consulting and professional fees incurred by the Company relating to streamlining its business and improving operational efficiencies, becoming ready to comply and maintaining compliance with the Sarbanes-Oxley requirements, and software implementation; (iii) severance and plant closing costs related to the restructuring of the Company’s management team, the closing of its San Angelo, Texas yearbook plant, and costs associated with the strategic sourcing project; and (iv) expenses incurred in the re-branding and marketing of certain products.

(c)
The Company considers EBITDA and Adjusted EBITDA to be key indicators of operating performance.  These and similar measures are instrumental in the determination of compliance with certain financial covenants in its senior secured credit facility, in the calculation of the aggregate fee payable under the Company’s management agreement and in the determination of a portion of compensation for certain employees. The Company also believes that EBITDA and Adjusted EBITDA are useful to investors in assessing the value of companies in general and in evaluating the liquidity of companies with debt service obligations and their ability to service their indebtedness.

EBITDA and Adjusted EBITDA are not defined terms under accounting principles generally accepted in the United States (GAAP) and should not be considered alternatives to operating income or net income as a measure of operating results or to cash flows from operating activities as a measure of liquidity. EBITDA and Adjusted EBITDA have important limitations as an analytical tool and you should not consider either metric in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. For example, EBITDA and Adjusted EBITDA: (i) do not reflect the Company’s cash expenditures or future requirements for capital expenditures or contractual commitments; (ii) do not reflect changes in or cash requirements for the Company’s working capital needs; (iii) do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on the Company’s debts; and (iv) exclude income tax payments that represent a reduction in cash available to the Company. Despite these limitations, the Company believes that EBITDA and Adjusted EBITDA are useful since they provide investors with additional information not available in a GAAP presentation. To compensate for these limitations the Company relies primarily on its GAAP results and uses EBITDA and Adjusted EBITDA only supplementally.

The decrease in sales is primarily a reflection of weak economic conditions, which had an unfavorable impact on volumes and metal-mix.  Continued softness in sales is expected for the rest of this year and into next year.  The Company expects its productivity initiatives, cost containment measures and strategic sourcing project to partially offset the impact of lower sales on operating income (loss), EBITDA and Adjusted EBITDA.

The Company has made payments of $16.0 million on its Senior Credit Facility term loan since its fiscal year ended August 30, 2008.  Of these payments, $6.0 million were made during the three months ended November 29, 2008 and the remaining $10.0 million was paid in December 2008. The Company does not have any outstanding borrowings under its revolving credit facility as of November 29, 2008, and as of the date hereof.  The Company’s total indebtedness was $570.0 million and $566.5 million, as of November 29, 2008 and August 30, 2008, respectively

For further discussion on the financial condition and results of operations of the Company, please see Management’s Discussion and Analysis of Financial Condition and Results of Operations which will be included in the Company’s Form 10-Q scheduled to be filed on January 13, 2009.

The Company is one of the leading manufacturers and suppliers of yearbooks, class rings, graduation products and recognition products and affinity jewelry, each of which commemorates a once-in-a-lifetime experience.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This press release may include forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  Although management believes that the expectations reflected in any such forward-looking statements are based upon reasonable assumptions, the Company can give no assurance that these expectations will be achieved.  Final results may differ from the preliminary estimates provided in this release and the attached table.  Any unanticipated changes in the business may impact the Company’s ability to achieve the results implied by the forward-looking statements.  For a discussion of other factors that may affect the accuracy of any forward-looking statements contained herein, reference is made to the disclosure concerning forward-looking statements in the Company’s annual reports on Form 10-K and its quarterly reports on Form 10-Q. New factors may emerge or changes may occur that impact the accuracy of any forward-looking statement made herein.  Any such forward-looking statements herein are expressly qualified by all of the foregoing.